UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VARONIS SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VARONIS SYSTEMS, INC.

1250 Broadway, 31st Floor

New York, NY 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2015

Dear Varonis Systems, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Varonis Systems, Inc., a Delaware corporation (the “Company”, “Varonis”, “we,” “us” or “our”). The meeting will be held on May 5, 2015 at 10:00 a.m. local time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 for the following purposes:

1.	To elect the two nominees for director named herein to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.

2.	To ratify the appointment by the Audit Committee of the Board of Directors of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited (“E&Y”), as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

3.	To approve the Varonis Systems, Inc. 2015 Employee Stock Purchase Plan.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 6, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Tuesday, May 5, 2015 at 10:00 a.m. local time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors

/s/ Yakov Faitelson

Yakov Faitelson
Chief Executive Officer, President and Chairman of the Board

New York, NY

March 26, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet or, if you receive a proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VARONIS SYSTEMS, INC,

PROXY STATEMENT

i

VARONIS SYSTEMS, INC.

1250 Broadway, 31st Floor

New York, NY 10001

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

May  5, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

When and where will the 2015 Annual Meeting will held?

The meeting will be held on May 5, 2015 at 10:00 a.m. local time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 6, 2015 will be entitled to vote at the meeting. On this record date, there were 24,793,342 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 6, 2015 your shares were registered directly in your name with Varonis Systems, Inc.’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy over the telephone, through the internet or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 6, 2015 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of two directors, each for a term of three years;

•	Proposal 2: Ratification of the appointment by the Audit Committee of the Board of Directors of E&Y as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015; and

•	Proposal 3: Approval of the Varonis Systems, Inc. 2015 Employee Stock Purchase Plan (“ESPP”).

What if another matter is properly brought before the meeting?

The Board of Directors of the Company (the “Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ESPP approval and for the ratification of the appointment of E&Y as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on May 4, 2015 to be counted.

•	To vote through the internet, go to http:// www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on May 4, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Varonis. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 26, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Varonis Systems, Inc.’s Corporate Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

Proposal	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed

Proposal No. 1: Election of Directors	For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.	Not applicable	No – brokers without voting instructions will not be able to vote on this proposal.

Proposal	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed

Proposal No. 2: Ratification of the appointment of E&Y	Majority of the votes cast	No effect – not considered votes cast on this proposal	Yes – brokers without voting instructions will have discretionary voting authority to vote

Proposal No. 3: Approval of the ESPP	Majority of the votes cast	No effect – not considered votes cast on this proposal	No – brokers without voting instructions will not be able to vote on this proposal

What is the quorum requirement?

The presence at the Annual Meeting, in person or by proxy, of the holders as of the record date of shares of common stock having a majority of the voting power of all shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares held as of the record date by holders who are present or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, the Board is divided into three classes denominated Class I, Class II and Class III, with members of each class holding office for staggered three year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2015 for the Class I directors, 2016 for the Class II directors and 2017 for the Class III directors.

The Board presently has seven members. The term of the two Class I directors expires at the 2015 annual meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2018 Annual Meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The following table sets forth information with respect to our directors, as of February 28, 2015:

Name	Age	Position
Class III Directors
Yakov Faitelson	39	Chief Executive Officer, President, Co-founder and Chairman of the Board
Ohad Korkus	36	Chief Technology Officer, Co-founder and Director
Class II Directors
Kevin Comolli	55	Director
John J. Gavin, Jr.	59	Director
Fred Van Den Bosch	68	Director
Class I Directors
Rona Segev-Gal	45	Director
Ofer Segev*	55	Director

*	Elected a Class I Director by the Board on February 26, 2015 to fill the vacancy resulting from the resignation of Mr. Erez Shachar.

Each of the nominees listed below was recommended for election by the full Board. Ms. Segev-Gal is currently our director and was elected to the Board prior to our initial public offering, and Mr. Segev was elected a Class I Director by the Board on February 26, 2015 to fill the vacancy resulting from the resignation of Mr. Erez Shachar. Mr. Segev’s term expires at the 2015 Annual Meeting. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Varonis. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting:

DIRECTOR NOMINEES

Rona Segev-Gal has served as a director since December 2004. Ms. Segev-Gal is a partner at TLV Partners, an early stage venture capital fund, since 2015. From 2005 to 2015, Ms. Segev-Gal was a general partner at Pitango Venture Capital. Prior to Pitango, Ms. Segev-Gal served as a partner at Evergreen Venture Partners and as Vice President of Business Development at BRM Technologies Ltd. Ms. Segev-Gal also serves as a director of several private companies.

Our Board believes that Ms. Segev-Gal possesses specific attributes that qualify her to serve as a director, including her long history at Varonis, her experience in the software and technology industry as an investment professional and an executive and member of the board of other companies in the industry.

Ofer Segev has served as a director since February 26, 2015. Mr. Segev is the Vice President of Finance and Chief Financial Officer of AudioCodes Limited, a communications company traded on The Nasdaq Global Select Market, and has served in such position since November 2014. Mr. Segev has over 25 years of management experience in the high-tech and services sectors. Most recently, Mr. Segev served as the Chief Executive Officer and as a director of Ness Technologies Srl from 2012 to 2013. Previous to this position, he was the Chief Financial Officer of Ness from 2007 to 2012. Mr. Segev holds a B.A. in economics and accounting from Bar-Ilan University in Israel and has studied at the Kellogg School of Management at Northwestern University.

Our Board believes that Mr. Segev possesses specific attributes that qualify him to serve as a director, including his experience in the technology industry and as a chief financial officer of publicly-traded companies.

CONTINUING DIRECTORS

Yakov Faitelson is our co-founder and has served as our President and Chief Executive Officer and the Chairman of the Board since 2004. Prior to Varonis, Mr. Faitelson held leadership positions in the global professional services and systems integration divisions of NetVision, Inc. and NetApp Inc.

Ohad Korkus is our co-founder and has served as a director on the Board and as our Chief Technology Officer since 2007. Prior to Varonis, Mr. Korkus was responsible for architecture, design and development of solutions in NetVision, Inc. and NetApp Inc.

Kevin Comolli has served as a director since December 2004. Mr. Comolli is a partner at Accel Partners, a global venture capital and growth equity firm. Mr. Comolli also serves as a director of Alfresco Software Inc. and several private companies.

John J. Gavin, Jr. has served as a director since 2013. Mr. Gavin is an industry veteran with more than 30 years of financial and operational management experience. He most recently served as the Executive Vice President and CFO for leading data center automation software provider BladeLogic. Prior to joining BladeLogic, Gavin served as the CFO for several companies, including Data General Corporation, Cambridge Technology Partners (CTP) and NaviSite, Inc. Mr. Gavin also serves as a director of Broadsoft, Inc., Cimpress N.V. and Qlik Technologies Inc.

Fred Van Den Bosch has served as a director since 2013. Mr. Van Den Bosch is the CEO of Librato, Inc. Previously he served as CEO of PANTA Systems, Inc., as Executive Vice President Engineering, CTO and Director at VERITAS Software, Inc, and in various engineering and management positions at the Computer Systems Division of Philips Electronics. Mr. Van Den Bosch also serves as a director of Librato Inc., and as a partner at Atlantic Capital Partners.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF THE ELECTION OF EACH NAMED NOMINEE AS A CLASS I DIRECTOR

FOR A THREE YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

On February 13, 2015, the Board reviewed its composition, the composition of its committees and the independence of each director. The determination of independence of members of the Board was based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships. In making this determination, the Board considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board has determined that Mr. Comolli, Mr. Gavin, Mr. Segev, Ms. Segev-Gal and Mr. Van Den Bosch, representing five of our seven directors, are “independent” as that term is defined under the rules of The Nasdaq Global Select Market for purposes of serving on the Board.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets periodically with senior management responsible for our risk management, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. The Board as a whole and the various standing committees receive periodic reports from the head of our legal and operations groups, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

The Board met eight times and took action by unanimous written consent two times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance

Yakov Faitelson *			X
Ohad Korkus
Kevin Comolli		X	X
John J. Gavin, Jr.	X		X
Rona Segev-Gal		X
Erez Shachar **	X
Fred Van Den Bosch	X
Total meetings in fiscal 2014:	3	3	—

*	Effective February 26, 2015, Mr. Faitelson resigned from the Nominating and Corporate Governance Committee, and Ms. Segev-Gal was appointed to the Board as a member of such committee to fill the vacancy resulting from the resignation of Mr. Faitelson.
**	Mr. Shachar resigned effective February 26, 2015. Mr. Ofer Segev was elected a Class I Director by the Board on February 26, 2015 to fill the vacancy resulting from the resignation of Mr. Shachar. Mr. Segev was also appointed to our Audit Committee.

Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists the Board in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our Audit Committee complies with the applicable requirements of The Nasdaq Global Select Market and SEC rules and regulations.

The members of our Audit Committee are Mr. Gavin, Mr. Segev and Mr. Van Den Bosch. Mr. Gavin is the chairman of our Audit Committee. The Board has determined that Mr. Gavin is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

The Board has considered the independence and other characteristics of each member of our Audit Committee. Audit committee members must satisfy The Nasdaq Global Select Market independence requirements and additional independence criteria set forth under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, an Audit Committee member may not, other than in his capacity as a member of the board, accept consulting, advisory or other fees from us or be an affiliated person of us. The Board has determined that each of Mr. Gavin, Mr. Segev and Mr. Van Den Bosch of our Audit Committee qualifies as an independent director pursuant to Nasdaq rules and Rule 10A-3.

Compensation Committee

Our Compensation Committee oversees our compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and corporate goals and objectives relevant to compensation of our Chief Executive Officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and

•	administering our equity compensations plans for our employees and directors.

We believe that the functioning of our Compensation Committee complies with the applicable requirements of The Nasdaq Global Select Market and SEC rules and regulations.

The members of our Compensation Committee are Mr. Comolli and Ms. Segev-Gal. Mr. Comolli is the chairman of our Compensation Committee. The Board has considered the independence and other characteristics of each member of our Compensation Committee. Compensation Committee members must satisfy The Nasdaq Global Select Market independence requirements and additional independence criteria set forth under Rule 10C-1 of the Exchange Act. In order to be considered independent for purposes of Rule 10C-1, the Board must consider whether the director has accepted, other than in his or her capacity as a member of the board, consulting, advisory or other fees from us or whether he or she is an affiliated person of us. Each of the members of our Compensation Committee qualifies as an independent director pursuant to Nasdaq rules and Rule 10C-1 as well as Section 162(m) of the Code.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists the Board in reviewing and recommending corporate governance policies and nominees for election to the Board and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the Board and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of the Board and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of the Board;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•	reviewing succession planning for our executive officers and evaluating potential successors; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.

We believe that the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of The Nasdaq Global Select Market.

The members of our Nominating and Corporate Governance Committee are Mr. Comolli, Mr. Gavin and Ms. Segev-Gal. Mr. Comolli is the chairman of our Nominating and Corporate Governance Committee. The Board has determined that each of Mr. Comolli, Mr. Gavin and Ms. Segev-Gal are independent within the meaning of the independent director guidelines of The NASDAQ Global Select Market.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://ir.varonis.com/corporate-governance.cfm. Any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Corporate Governance Guidelines

On February 26, 2015, the Board adopted corporate governance guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The corporate governance guidelines are available on our website at http://ir.varonis.com/corporate-governance.cfm.

Other Policies

Insider Trading Policy. Our insider trading policy prohibits our employees and directors from engaging in short sales of Company securities, in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This prohibition extends to any hedging, inherently speculative transaction or similar transaction designed to decrease the risks associated with holding Company securities. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. E&Y has audited our financial statements since the fiscal year ended December 31, 2007. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares representing a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by E&Y, our principal accountant.

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees (1)	$365,000	$330,000
Audit-Related Fees (2)	$105,000	$545,000
Tax Fees (3)	$25,000	$22,000
All Other Fees	—	—

Total Fees	$495,000	$897,000

(1)	Audit fees relate to professional services rendered for the audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.
(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards. The audit-related fees in 2014 and 2013 are principally related to our initial public offering.
(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

All fees described above were pre-approved by the Audit Committee in accordance with the requirements of Regulation S-X under the Exchange Act.

Pre-Approval Policies And Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a description of services expected to be rendered during that year to the Audit Committee for approval.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN

FAVOR OF RATIFICATION OF THE APPOINTMENT OF E&Y AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Global Select Market and rules of the SEC. The Audit Committee operates under a written charter approved by the board of directors, which is available on our investor website at http://ir.varonis.com/corporate-governance.cfm. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee consists of three members: Mr. Gavin, Mr. Segev and Mr. Van Den Bosch. Mr. Gavin is the chairman of our Audit Committee. Mr. Segev was appointed to the Audit Committee effective February 26, 2015. With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. E&Y is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify our financial statements or guarantee the audits or reports of E&Y. These are the fundamental responsibilities of management and E&Y. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and E&Y;

•	discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the Audit Committee’s review and discussions with management and E&Y, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors: *

John J. Gavin, Jr. (Chair)
Fred Van Den Bosch

*	Mr. Segev was appointed to the Audit Committee subsequent to the preparation and recommendation to the Board that the audited financial statements for the fiscal year ended December 31, 2014 be included in the Annual Report on Form 10-K for filing with the SEC.

PROPOSAL NO. 3

APPROVAL OF THE VARONIS SYSTEMS, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

On March 19, 2015, the Board adopted the Varonis Systems, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval at the 2015 Annual Meeting. Subject to approval of our stockholders, the ESPP will become effective as of June 30, 2015.

The purpose of the ESPP is to provide our eligible employees the opportunity to become stockholders through the purchase of shares of our common stock. We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and we believe that the ability to participate in the ESPP is an attractive feature for our employees and potential employees. The Board believes that it is in the best interest of the Company and its stockholders to approve the ESPP.

The following description is a summary of the material terms of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which is attached to this proxy statement as Appendix A. You can request a copy of the ESPP by writing to Varonis Systems, Inc., Attn: Legal Department, 1250 Broadway, 31st Floor, New York, New York 10001. A copy of the ESPP, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC’s home page, www.sec.gov.

Administration

The ESPP will be administered by the Board, which may delegate its authority to the Compensation Committee. Subject to the terms and conditions of the ESPP, the Board or Compensation Committee has authority to manage and control the operation of the ESPP, conclusively interpret and construe the provisions of the ESPP, prescribe, amend and rescind rules, regulations and procedures relating to the ESPP, correct any defect or omission and reconcile any inconsistency in the ESPP and make all other determinations and take all other actions as it deems necessary or desirable for implementation and administration of the ESPP. The Board or Compensation Committee has the authority to appoint a “Plan Administrator” and to grant the Plan Administrator such authority to administer the plan as the Board or Compensation Committee deems necessary or desirable.

Amendment/Termination of the ESPP

The Board or the Compensation Committee may amend the ESPP at any time. However, the ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), including stockholder approval if required. The Board or the Compensation Committee can terminate the ESPP at any time. Upon termination of the ESPP, all amounts in the accounts of participants shall be promptly refunded.

Share Reserve

The maximum number of shares of common stock reserved for issuance under the ESPP is limited to 500,000 shares upon the effective date of the ESPP. The number of shares available for issuance under the ESPP will be increased on January 1, 2016, and each January thereafter, by an amount equal to the lesser of (i) one percent (1%) of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each such increase will be limited to the number of shares of common stock necessary to bring the total number of shares of common stock available for issuance under the ESPP to two percent (2%) of the number of shares of common stock issued and outstanding on each such December 31, or (ii) 400,000 shares of common stock. For example, if on December 31, 2015, the number of shares of common stock available for issuance under the ESPP remains equal to two percent (2%) (or more) of the number of shares of common stock issued and outstanding on that date, then no increase will be made as of January 1, 2016. If, however, the number of shares of common stock available for issuance under the ESPP remains equal to one and one-half percent (1.5%) of the number of shares of common stock issued and outstanding on December 31, 2015, then the increase on January 1, 2016 will be limited to an additional half percent (0.5%), but in no event will the annual increase exceed 400,000 shares of common stock.

The shares issuable under the ESPP may be made available from treasury shares, shares purchased on the open market, and newly authorized shares.

Eligibility and Participation

All of our employees and the employees of our participating subsidiaries who are regularly scheduled to work twenty (20) hours or more per week are eligible to participate in the ESPP. In order to be a participating subsidiary, a subsidiary must be our present or future subsidiary as defined under applicable Code rules. As of February 28, 2015, approximately 750 employees would have been eligible to participate in the ESPP, including our named executive officers.

Participation in the ESPP is discretionary. Eligible employees may elect to become “Participants” in the ESPP by completing enrollment procedures in the time, form and manner specified by the Board, Compensation Committee or Plan Administrator. The enrollment procedures will authorize after-tax payroll deductions from a Participant’s compensation in such amounts as authorized by the Participant. Participants may contribute up to fifteen percent (15%) of their compensation. Accumulated payroll deductions are credited to a Participant’s individual bookkeeping account under the ESPP.

Plan Operation

The ESPP permits Participants to purchase shares of our common stock using amounts deducted from their pay during the six month period commencing on June 30, 2015 (the “Initial Offering Period”) and during six-month periods commencing on each December 31 and June 30 thereafter (the “Offering Period”). As of the first day of the Initial Offering Period or any subsequent Offering Period (the “Grant Date”), each Participant will receive an option to purchase on the last day of the Initial Offering Period or the Offering Period the largest whole number of shares of common stock that can be purchased with the deductions accumulated as of the last day of the period (the “Exercise Date”). Notwithstanding the previous sentence, (a) no Participant will be granted an option on any Grant Date if the Participant, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or its subsidiaries, or (b) for any calendar year, no Participant may purchase shares under the ESPP (or any other employee stock purchase plan of ours or any of our subsidiaries) having a fair market value (as determined as of the Grant Date) in excess of $25,000.

On the Exercise Date, each Participant whose participation in the ESPP for the Initial Offering Period or Offering Period has not terminated will be deemed to have exercised his or her option with respect to that number of whole shares of our common stock equal to the quotient of (a) the balance in the Participant’s account as of the Exercise Date, and (b) the Option Price. The “Option Price” shall not be less than the lesser of (i) eighty-five (85%) of the fair market value of a share on the Grant Date or (ii) eighty-five (85%) of the fair market value of a share at the time that the option is exercised. In no event will the Option Price be less than the par value of the company’s common stock. Any amounts remaining in a Participant’s account as of any Exercise Date after the purchase of shares will be distributed to the Participant as soon as practicable after the Exercise Date.

Termination of Participation

A Participant may withdraw from the ESPP at any time, and his or her accumulated payroll deductions for the offering period in which the withdrawal occurred will be promptly refunded to the Participant. Following withdrawal, no further payroll deductions will be collected from the participant with respect to the offering period in which such withdrawal occurs. A Participant may re-enroll in the ESPP for any subsequent offering period. A Participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions that the Participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

Adjustments

In the event of any merger, consolidation, stock dividend, stock split, recapitalization or other change affecting our common stock or otherwise there occurs an event involving the Company which in the discretion of the Board requires adjustment, the Board may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the option price, provided that in no event shall the option price be reduced to an amount that is lower than the par value of a share.

Assignability

Neither the right of a Participant to purchase shares of our common stock under the ESPP, nor her or his account balance, may be transferred, pledged or assigned by the Participant other than by will or the laws of descent and distribution. An option to purchase shares granted under the ESPP may be exercised during a Participant’s lifetime only by the Participant.

Stockholder Rights

No Participant has any rights as a stockholder with respect to the shares covered by his or her purchase rights until the shares are actually purchased on behalf of the Participant and issued by us.

Term of the ESPP

The ESPP will continue in effect until the tenth anniversary of June 30, 2015 unless terminated prior to such date by the Board or the Compensation Committee as discussed above.

Federal Income Tax Consequences

The following is a brief discussion of the U.S. Federal income tax treatment that will generally apply to grants of options and purchases under the ESPP by U.S. taxpayers based on the current U.S. Federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the ESPP. A Participant may also be subject to foreign, state and local taxes in connection with grants of options and purchases under the ESPP. We recommend Participants consult with their individual tax advisors to determine the applicability of the tax rules to their participation in the ESPP in their personal circumstances.

No income will be taxable to a Participant upon the grant of an option under the ESPP or at the time shares of our common stock are purchased under the ESPP. A Participant in the ESPP may become liable for tax upon the disposition of the shares acquired upon exercise of an option, as summarized below.

In the event that shares of our common stock acquired pursuant to the ESPP are sold or disposed of (including by way of gift) at least two (2) years after the date the option is granted and at least one year after the relevant Exercise Date, the excess of the fair market value of the shares at the time of such disposition over the exercise price will be treated as ordinary income to the Participant. Any further gain on disposition will be treated as capital gain and any loss will be treated as a capital loss. If the Participant holds the acquired shares for the periods described above, we will not be entitled to a deduction for Federal income tax purposes with respect to shares transferred to a Participant.

In the event shares of our common stock are sold or disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the Exercise Date over the exercise price will be treated as ordinary income to the Participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain. Even if the shares are sold for less than their fair market value on the Exercise Date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on the Exercise Date. If a sale or disposition occurs before the expiration of the holding periods described above, we will be entitled to a deduction for the taxable year in which such sale or disposition occurs in the same amount includible as compensation in the Participant’s gross income.

The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF APPROVAL OF THE VARONIS SYSTEMS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2015, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 24,755,458 shares of our common stock outstanding as of February 28, 2015. Common stock subject to stock options currently exercisable or exercisable within 60 days of February 28, 2015 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Except as otherwise indicated in the table below, addresses of named beneficial owners are care of Varonis Systems, Inc., 1250 Broadway, 31st Floor, New York, NY 10001.

Name of Beneficial Owner	Number of Shares	% of Total Voting Power

Named Executive Officers and Directors:
Yakov Faitelson (1)	1,672,784	6.6%
Ohad Korkus (2)	1,713,252	6.7%
Gili Iohan (3)	157,313	*
James O’Boyle (4)	259,528	1.0%
Kevin Comolli (5)	4,876,796	*
John J. Gavin, Jr. (6)	41,168	*
Ofer Segev	—	*
Rona Segev-Gal (7)	1,418	*
Fred Van Den Bosch (8)	23,918	*

All executive officers and directors as a group (9 persons):	8,747,596	33.2%
Other 5% Stockholders:
Accel Europe Funds (9)	4,875,378	19.7%
Evergreen IV, LP (10)	3,782,799	15.3%
Pitango Venture Capital Funds (11)	3,322,659	13.4%
J.P. Morgan Investment Management Inc. (12)	2,112,695	8.5%

*	Represents beneficial ownership of less than one percent (1%).

(1)	Consists of (i) 954,102 shares held of record by Mr. Faitelson; (ii) 100,000 shares held of record by the Faitelson Family 2014 Trust; and (iii) 618,682 shares subject to stock options exercisable within 60 days of February 28, 2015.
(2)	Consists of (i) 933,878 shares held of record by Mr. Korkus; and (ii) 779,374 shares subject to stock options exercisable within 60 days of February 28, 2015.
(3)	Consists of (i) 33,000 shares held of record by Ms. Iohan; and (ii) 124,313 shares subject to stock options exercisable within 60 days of February 28, 2015.
(4)	Consists of (i) 185,026 shares held of record by Mr. O’Boyle; (ii) 73,189 shares held of record by the Jim O’Boyle 2014 Trust Family; and (iii) 1,313 shares subject to stock options exercisable within 60 days of February 28, 2015.
(5)	Consists of (i) 4,761,295 shares held of record by Accel Europe L.P.; (ii) 114,083 shares held of record by Accel Europe Investors 2004 L.P.; (iii) 1,064 shares held of record by Mr. Comolli; and (iv) 354 shares subject to restricted stock units exercisable within 60 days of February 28, 2015.
(6)	Consists of (i) 16,064 shares held of record by Mr. Gavin; (ii) 24,750 shares subject to stock options exercisable within 60 days of February 28, 2015; and (iii) 354 shares subject to restricted stock units exercisable within 60 days of February 28, 2015.
(7)	Consists of (i) 1,064 shares held of record by Ms. Segev-Gal; and (ii) 354 shares subject to restricted stock units exercisable within 60 days of February 28, 2015.
(8)	Consists of (i) 16,064 shares held of record by Mr. Van Den Bosch; (ii) 7,500 shares subject to stock options exercisable within 60 days of February 28, 2015; and (iii) 354 shares subject to restricted stock units exercisable within 60 days of February 28, 2015.
(9)	Consists of (i) 4,761,295 shares held of record by Accel Europe L.P.; and (ii) 114,083 shares held of record by Accel Europe Investors 2004 L.P. The address of Accel Europe L.P. and Accel Europe Investors 2004 L.P. is 428 University Avenue, Palo Alto, California 94301.
(10)	Consists of 3,782,799 shares owned of record by Evergreen IV, LP. Erez Shachar, one of our former directors and six additional individuals (Boaz Dinte, Motti Hoss, Ofer Ne’eman, Ronit Bendori, Amichai Hammer and Adi Gan) are members of the investment committee of Evergreen IV, LP. and may be deemed to share voting and dispositive power of the shares held by Evergreen IV, LP. The address of Evergreen IV, LP is 25 Habarzel St., Tel-Aviv, Israel.
(11)	Consists of (i) 3,252,424 shares held of record by Pitango Venture Capital Fund IV L.P.; and (ii) 70,235 shares held of record by Pitango Venture Capital Principals Fund IV L.P. The address of Pitango Venture Capital Fund IV L.P. and Pitango Venture Capital Principals Fund IV L.P. is 540 Cowper Street, Suite 200, Palo Alto, California 94301.
(12)	Consists of (i) 385,152 shares held by client accounts to which J.P. Morgan Investment Management Inc. (“JPMIM”) serves as investment advisor and to which JPMIM has sole voting or dispositive power; (ii) 852,974 shares held of record by J.P. Morgan Digital Growth Fund L.P. to which JPMIM has shared voting or dispositive power; (iii) 818,854 shares held of record by PEG Direct Venture Capital Institutional Investors IV LLC to which JPMIM has shared voting or dispositive power; (iv) 34,120 shares held of record by PEG Venture Capital Institutional Offshore Investors IV L.P. to which JPMIM has shared voting or dispositive power; and (v) 21,595 shares held of record by 522 Fifth Avenue Fund, L.P. to which JPMIM has shared voting or dispositive power. The address of each such entity is 270 Park Avenue, 25th Floor, New York, New York 10017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Based solely on a review of reports filed with the SEC and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal 2014, except for (i) Evergreen IV, L.P. who filed two Form 4s one day late with respect to two separate transactions, the sale of 1,100 shares on September 11, 2014 and the sale of 65,794 shares on October 12, 2014, (ii) Mr. Erez Shachar, who was also one day late in filing two Form 4s in connection with the same transactions, (iii) Mr. John Gavin, who filed a Form 5 on February 9, 2015 to reflect the purchase of 15,000 shares on February 28, 2014, and (iv) Mr. Fred Van Den Bosch, who filed a Form 5 on February 9, 2015 to reflect the purchase of 15,000 shares on February 28, 2014.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of February 28, 2015. Biographical information with regard to Mr. Faitelson and Mr. Korkus is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position

Yakov Faitelson	39	Chief Executive Officer, President, Co-founder and Chairman of the Board
Ohad Korkus	36	Chief Technology Officer, Co-founder and Director
Gili Iohan	39	Chief Financial Officer
James O’Boyle	50	Senior Vice President of Worldwide Sales

Executive Officers

Gili Iohan has served as our Chief Financial Officer since 2005. Ms. Iohan is responsible for our finance, accounting, back office operations and human resources. Prior to Varonis, she was a partner for six years at NextAge Co. Ltd., a financial services advisory firm. While at NextAge Co. Ltd., Ms. Iohan served as a Chief Financial Officer and Strategic Financial Consultant for several companies, including Varonis. Previously, Ms. Iohan served as a Senior Financial Manager at M-Systems Inc. and held a position at KPMG.

James O’Boyle has served as our Senior Vice President of Worldwide Sales since 2006. Prior to joining Varonis, Mr. O’Boyle held leadership roles at Neoteris/Netscreen (which was acquired by Juniper), BlueCoat Systems, Inc. and Wellfleet/Bay Networks (which was acquired by Nortel).

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act).

As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended (the “Securities Act”), which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation earned during fiscal 2013 and 2014 by our principal executive officer and our next two most highly-compensated executive officers, or our named executive officers or NEOs.

Name and Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)

Yakov Faitelson President and Chief Executive Officer	2014 2013	376,667 360,000	1,027,578 —	173,760 100,000	10,400 34,018	(3) (4)	1,588,405 494,018

Gili Iohan Chief Financial Officer	2014 2013	299,167 217,964	387,042 172,961	119,460 80,000	10,400 124,588	(3) (5)	816,069 595,513

James O’Boyle Senior Vice President of Worldwide Sales	2014 2013	240,000 240,000	387,042 172,961	193,370 161,398	15,422 9,883	(6) (7)	835,834 584,242

(1)	Represents the grant date fair value of options awarded during 2013 and 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For a summary of the assumptions made in the valuation of these awards, please see Note 2.l, “Accounting for Stock-Based Compensation,” of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Represents performance-based (i) bonus earned by Mr. Faitelson and Ms. Iohan in respect of company performance in the relevant fiscal year and (ii) annual sales commissions paid to Mr. O’Boyle in the relevant fiscal year. The material terms of the non-equity incentive plan compensation paid to named executive officers in our last completed fiscal year are described below in the section entitled “2014 Bonus Arrangements.”
(3)	Represents Company matching contributions to the 401(k) savings plan.
(4)	Includes $10,200 in Company matching contributions to the 401(k) savings plan and a non-recurring amount of $23,818 in travel reimbursement.
(5)	Includes $5,821 in car allowance, $13,436 in aggregate Company contributions to pension, severance and Israeli recreational funds, and the following non-recurring items of compensation: $23,293 for pay in lieu of accrued but unused vacation and $82,038 for travel-related allowance.
(6)	Includes $5,022 in car allowance and $10,400 in Company matching contributions to the 401(k) savings plan.
(7)	Includes $5,014 in car allowance and $4,869 in Company matching contributions to the 401(k) savings plan.

EXECUTIVE OFFER LETTERS AND ARRANGEMENTS

Employment Agreements

Employment Agreements. On February 10, 2014, in connection with our initial public offering, we entered into the current employment agreements with each of our NEOs.

The current employment agreements with each of Mr. Faitelson, Ms. Iohan and Mr. O’Boyle became effective upon the completion of our initial public offering and is in effect for an initial three-year term. According to the employment agreements each executive will receive an annual base salary (for Mr. Faitelson, an annual base salary of $380,000, for Ms. Iohan, an annual base salary of $302,000 and, for Mr. O’Boyle, an annual base salary of $240,000), which may be increased during the employment term (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or to senior executives), in the sole discretion of the Compensation Committee. With respect to Mr. Faitelson and Ms. Iohan, the employment agreements also provide that the executive will have an annual target bonus opportunity equal to $160,000 and $110,000, respectively. With respect to Mr. O’Boyle, the employment agreement provides for an annual target commission bonus opportunity equal to $210,000. Unless terminated earlier, the employment agreements have an initial term of three years following the effective date, subject to automatic one-year renewals unless either party provides ninety days’ written notice to the other prior to the expiration of the term.

2014 Bonus Arrangements

Mr. Yakov Faitelson and Ms. Gili Iohan. Mr. Faitelson and Ms. Iohan participated in our 2014 Cash Incentive Plan, which provided the opportunity for each of Mr. Faitelson and Ms. Iohan to earn targeted total bonus compensation in the amount of $160,000 and $110,000, respectively, in the form of quarterly and year-end bonus awards weighted as follows: (i) 90% based on the quarterly achievement of company revenue targets and (ii) 10% based upon individual performance as determined by the Compensation Committee in its discretion. We must achieve the predetermined threshold level of corporate performance before any payments may be made under the plan. The Cash Incentive Plan also provided for no bonus to be paid if our revenues were less than 90% of the target (i.e., a threshold amount below which no bonus would be paid) and for a cap equal to 110% of the target bonus amount to be paid if our revenue performance equaled a “stretch” goal of 110% of the target or more. Based on Company performance, Mr. Faitelson and Ms. Iohan were each awarded bonuses in 2014 in the aggregate amount of $173,760 and $119,460, respectively.

Mr. James O’Boyle. Mr. O’Boyle participated in a 2014 Sales Compensation Plan pursuant to which he was entitled to annual sales commissions based on the revenues, generated with Mr. O’Boyle’s assistance, which we receive from the sale of our products and services worldwide. Pursuant to Mr. O’Boyle’s 2014 Sales Compensation Plan, Mr. O’Boyle had the opportunity to earn an annualized target commission of $210,000 for the year if the annual “collected net revenues target” (as defined in the plan) was met, or a pro-rata portion of his target compensation if annual collected net revenues were below the annual collected net revenues target. For any additional annual collected net revenues in excess of 100% of the annual collected net revenues target, Mr. O’Boyle was entitled to receive 0.35% of any such excess. Pursuant to the 2014 Sales Compensation Plan (as well as prior plans), the performance condition for the sales commission was not met unless related revenues were collected by us; accordingly, Mr. O’Boyle became entitled to receive commission bonus payments with respect to any fiscal year only after we collected the net revenues to which the commission bonus payments relate. Mr. O’Boyle received in 2014 an aggregate amount of commissions equal to $193,370, which represents the sum of (i) $115,588 resulting from collected net revenues under the 2014 Sales Compensation Plan; (ii) $77,691 resulting from collected net revenues under his 2013 Sales Compensation Plan; and (iii) $91 resulting from collected net revenues under his 2012 and 2011 Sales Compensation Plan. Assuming 100% collection of 2014 net revenues, Mr. O’Boyle would receive an additional amount equal to $76,992 as a commission bonus.

Pension and Non-Qualified Deferred Compensation Plans

We did not maintain a pension plan or non-qualified deferred compensation plan for any of our NEOs in fiscal year 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Upon a termination by us without “cause” (as defined in the respective employment agreements) or upon a termination by the executive for “good reason” (as defined in the respective employment agreements) and provided that the executive signs and does not revoke a general release of claims, the executive will be entitled to the following severance benefits: (i) a lump sum payment equal to one times the executive’s base salary and (ii) with respect to Mr. Faitelson and Ms. Iohan, an amount equal to a pro rata portion of the annual bonus that the executive would have earned for the year of termination based on actual performance; and with respect to Mr. O’Boyle, an amount equal to the amount of the annual commissions earned by the executive but not paid prior to the executive’s date of termination. Upon a termination by us without “cause” or upon a termination by the executive for “good reason” within the one-year period following a “change in control” (as defined in the respective employment agreements) and provided that the executive signs and does not revoke a general release of claims, the executive will be entitled to the following enhanced severance benefits: (i) a lump sum payment equal to one and a half times the executive’s base salary, (ii) for Mr. Faitelson and Ms. Iohan, an amount equal to the executive’s target annual bonus for the year of termination and, for Mr. O’Boyle, an amount equal to executive’s target annual commission opportunity for the year of termination to the extent not previously paid, and (iii) immediate vesting of all of the executive’s outstanding equity-based awards (referred to as “double trigger” vesting).

If the executive’s employment is terminated by us for cause (or if the executive resigns without good reason), the executive will not be entitled to any further compensation or benefits other than any accrued but unpaid base salary, reimbursement for any business expenses properly incurred by executive prior to the date of termination and vested benefits, if any, to which the executive may be entitled under the terms of Company’s employee benefit plans as of the date of termination.

The employment agreements provide that in the event that any amount payable to the executive is determined under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in a loss of deduction for the Company under Section 280G of the Internal Revenue Code with respect to “excess parachute payments,” the executive’s payments will be reduced to the amount that would not result in the loss of deduction.

The employment agreements contain standard twelve-month post-termination non-competition and non-solicitation covenants. If the executive breaches any of the restrictive covenants, we are not required to make any of the severance payments listed above and we can require the executive to repay any of the severance payments previously made.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2014

The following table shows information regarding outstanding equity awards held by each named executive officer as of our fiscal year end, December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Yakov Faitelson	86,763	—		$1.039	January 9, 2018
	247,596	—		$1.256	January 15, 2019
	52,560	—		$1.256	June 25, 2019
	210,240	—		$1.256	August 5, 2019
	7,356	—		$8.80	February 27, 2022
	7,084	77,916	(1)	$21.00	August 7, 2024
Gili Iohan	7,000	—		$1.256	January 15, 2019
	30,000	—		$1.256	July 8, 2019
	20,000	—		$1.576	January 14, 2020
	30,000	—		$1.576	October 7, 2020
	25,000	—		$1.576	November 7, 2020
	5,000	3,000	(2)	$6.80	May 10, 2022
	4,500	7,500	(2)	$12.47	April 17, 2023
	—	3,000	(3)	$39.86	March 21, 2024
	—	25,000	(3)	$22.01	May 12, 2024
James O’Boyle	1,250	—		$1.576	January 14, 2020
	5,000	7,000	(3)	$12.47	April 17, 2023
	—	3,000	(3)	$39.86	March 21, 2024
	—	25,000	(3)	$22.01	May 12, 2024

(1)	1/48th of the shares subject to the option vests each month on the same day of the month as the grant date (and if there is no corresponding day, on the last day of the month), subject to Mr. Faitelson continuing to be an employee of ours through each such date.
(2)	25% of the option award vests on the first anniversary of grant, and an additional 1/16th of the shares subject to the option vests at the end of each three month period thereafter, subject to the optionee continuing to be an employee of ours through each such date.
(3)	25% of the option award vests on the first anniversary of grant, and an additional 1/48th of the shares subject to the option vests at the end of each month thereafter, subject to the optionee continuing to be an employee of ours through each such date.

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Kevin Comolli	26,250	134,000	160,250
John J. Gavin Jr.	30,000	134,000	164,000
Rona Segev-Gal	20,250	134,000	154,250
Erez Shachar	21,750	134,000	155,750
Fred Van Den Bosch	21,750	134,000	155,750

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. None of our employee directors receives additional compensation for his service on the Board.

Non-employee directors receive the following cash compensation for Board and Board committee services, as applicable, paid on a quarterly basis:

•	$25,000 per year for service as a Board member;

•	$15,000 per year for service as the chair of the Audit Committee and $4,000 per year for service as a member (other than as chair) of the Audit Committee; and

•	$10,000 per year for service as the chair of the Compensation Committee and $2,000 per year for service as a member (other than as chair) of the Compensation Committee.

In addition, during the fiscal third quarter of 2014, each non-employee director received an initial RSU grant for shares of our common stock in the amount of $134,000. Each such RSU will be subject to monthly vesting based on continued service on the Board. The initial RSU grant will vest over a three year period. The annual RSU grant to non-employee directors will vest over a one year period. For the year ending December 31, 2015, each of our non-employee directors will be eligible to receive such compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of our common stock subject to outstanding stock options and RSUs under our 2013 Omnibus Equity Incentive Plan (the “2013 Plan”) and our 2005 Stock Plan, as amended, the weighted average exercise price of outstanding stock options and the number of shares remaining available for future grants as of December 31, 2014. Future grants may only be made pursuant to the 2013 Plan. In the event of certain changes in our capitalization, such as a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock, our Compensation Committee will make appropriate adjustments to the aggregate and individual share limits and to the number, class and/or exercise price under outstanding awards in order to prevent undue diminution or enlargement of the benefits or potential benefits available under our 2013 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (1)

Equity compensation plans approved by security holders	4,179,261	$9.963	702,938	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	4,179,261	$9.963	702,938

(1)	The Company initially reserved 1,904,633 shares of common stock for issuance under the 2013 Plan. The number of shares of common stock available for issuance under the 2013 Plan will be increased on January 1, 2016, and each January 1 thereafter, by four percent (4%) of the number of shares of our common stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each increase will be limited to the number of shares of common stock necessary to bring the total number of shares of our common stock available for grant and issuance under the 2013 Plan to five percent (5%) of the number of shares of common stock issued and outstanding on each such December 31.
(2)	Represents the number of securities that remain available for issuance, as of December 31, 2014, under the 2013 Plan, which, as described above, is the only Company plan under which our common stock may be issued.

TRANSACTIONS WITH RELATED PERSONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current executive officers. See “Executive Compensation.”

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, 5% stockholders, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction with us without the prior consent of our Audit Committee, or other independent members of the Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, 5% stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider all facts and information that is available and deemed relevant by the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Varonis stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or us.

OTHER MATTERS

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 21, 2015, to our Corporate Secretary at 1250 Broadway, 31st Floor, New York, NY 10001, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act; provided, however, that if our 2016 Annual Meeting of Stockholders is held before April 5, 2016 or after June 4, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail the Proxy Statement for the 2016 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) at the 2016 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on March 6, 2016 nor earlier than the close of business on February 5, 2016; provided, however, that if our 2016 Annual Meeting of Stockholders is held before April 25, 2016 or after June 14, 2016, then the proposal must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

—  —  —  —  —  —  —  —   —

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Yakov Faitelson

Yakov Faitelson
Chief Executive Officer, President and Chairman of the Board

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Varonis Systems, Inc., Attn: Legal Department, 1250 Broadway, 31st Floor, New York, NY 10001.

APPENDIX A

VARONIS SYSTEMS, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan

The Varonis Systems, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company pursuant to a plan that is designed to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Section 2. Definitions

Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

(a) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

(c) “Committee” shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 3 hereof.

(d) “Company” shall mean Varonis Systems, Inc. or any successor corporation.

(e) “Compensation” shall mean the fixed salary or base hourly wage paid by the Company or a Designated Subsidiary, as applicable, to an Employee as reported by the Company (or by a Designated Subsidiary) to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding items such as commissions, bonuses, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

(f) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g) “Designated Subsidiary” shall mean any Subsidiary of the Company that has been designated by the Committee to participate in the Plan.

(h) “Employee” shall mean any employee of the Company or a Designated Subsidiary who is scheduled to work for the Company or such Designated Subsidiary, as the case may be, for a minimum of twenty hours per week.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(j) “Exercise Date” shall mean the last trading day of each Offering Period, unless otherwise determined by the Committee.

(k) “Fair Market Value” shall mean, with respect to a share of Stock, as of a date of determination, shall mean (1) the closing sales price per share of the Stock on the national securities exchange on which such Stock is principally traded on the relevant date, or (2) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith upon the advice of a qualified valuation expert.

(l) “Offering Date” shall mean the first trading day of each Offering Period, unless otherwise determined by the Committee.

(m) “Offering Period” or “Period” shall mean the Plan Half-Year beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee. As used herein, the term “Offering Period” shall refer to all Offering Periods under the Plan as the context requires.

(n) “Option Price” shall mean the purchase price of a share of Stock hereunder as provided in Section 7(a) hereof.

(o) “Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 6(a) hereof and (ii) elects to participate in the Plan with respect to any Offering Period.

(p) “Plan” shall mean the Varonis Systems, Inc. 2015 Employee Stock Purchase Plan, as the same may be amended from time to time.

(q) “Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

(r) “Plan Administrator” shall mean any Employee or Employees or a third party qualified to act as the Plan Administrator appointed pursuant to Section 3 hereof.

(s) “Plan Half-Year” shall mean each six (6) month period during the term of the Plan, commencing on June 30, 2015.

(t) “Stock” means the common stock, par value $0.001 per share, of the Company.

(u) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

Section 3. Administration of Plan

Subject to oversight by the Board of Directors, the Committee shall have the sole authority and complete discretion to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Further, the Committee shall have the sole authority to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan. Its interpretations and decisions in respect of the Plan shall, subject to the aforesaid, be final and conclusive. The Committee shall have the authority to appoint a Plan Administrator and to delegate to the Plan Administrator such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

Section 4. Effective Date of the Plan

The Plan shall become effective on June 30, 2015, subject to the approval of the Company’s stockholders.

Section 5. Term of the Plan

The Plan shall continue in effect until the earlier of (i) the date when no shares of Stock are available for issuance under the Plan (at which time the Plan shall be suspended as set forth in Section 8(c)), or (ii) the tenth anniversary of the Effective Date, unless terminated prior thereto by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund is not possible.

Section 6. Participation

(a) Eligibility. Participation in the Plan is limited to Employees who also meet the requirements of this Section 6(a). Each Employee may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. An Employee may enroll upon the commencement of employment or prior to the Offering Date of the next Plan Half-Year during the term of the Plan. For new Employees, such enrollment shall be effective for the next Offering Period, subject to such administrative rules as the Committee or Plan Administrator may establish. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Stock under the Plan if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or parent of the Company. Any amounts received from an Employee which cannot be used to purchase Stock as a result of this limitation will be returned as soon as practicable to the Employee without interest.

(b) Payroll Deductions. Payment for shares of Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Such deductions shall be expressed as a whole number percentage which shall not be more than fifteen percent (15%) of the Participant’s Compensation as in effect at the start of such Offering Period. A Participant may not increase the deduction during an Offering Period. However, a Participant may change the percentage deduction for any subsequent Offering Period by filing notice thereof with the Company prior to the Offering Date on which such Period commences. Employee contributions are accumulated during the Offering Period and used to purchase shares on the Exercise Date. During an Offering Period, a Participant may decrease the percentage deduction in effect for the remainder of such Offering Period (subject to such administrative rules as the Committee or Plan Administrator may establish), withdraw entirely from participation or discontinue payroll deductions but have the payroll deductions previously made during that Offering Period remain in the Participant’s Account to purchase Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant’s Account after the purchase of Stock may be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period upon completion of the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 6(b) shall be credited to such Participant’s Account.

(c) Account Statements. An individual Plan Account will be maintained for each Participant. Account statements will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share Option Price, the number of shares of Stock purchased, the aggregate number of shares in the Participant’s Account following the purchase and the remaining cash balance, if any.

Section 7. Purchase of Shares

(a) Option Price. The Option Price per share of the Stock sold to Participants hereunder shall be not less than 85% of the Fair Market Value of such share (the “Discounted Fair Market Value”) on the Exercise Date of the applicable Offering Period, and in no event shall the Option Price per share be less than the par value of the Stock. No Offering Period may exceed five years from the Offering Date. Notwithstanding the foregoing, the Committee may determine prior to the commencement of an Offering Period that the Option Price per share of the Stock sold to Participants hereunder in such Offering Period shall be the lesser of the Discounted Fair Market Value of such share on (A) the Exercise Date of the applicable Offering Period or (B) the Offering Date for such Offering Period, but in no event shall the Option Price per share be less than the par value of the Stock; provided that, in such case, the Offering Period may not exceed twenty-seven months from the Offering Date.

(b) Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of shares of Stock which can be purchased with such amount, including fractional shares, if so authorized by the Committee, and such shares will be purchased by the Participant hereunder. The balance, if any, in such Account following the purchase shall be carried forward to the next succeeding Offering Period.

(c) Limitations on Purchase. Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an option under the Plan which permits such Participant’s right to purchase shares of Stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such shares of Stock (determined as of the first date of the Offering Period) for any calendar year in which such option would be outstanding at any time. Any amounts received from a Participant which cannot be used to purchase Shares as a result of this limitation will be returned as soon as possible to the Participant without interest.

To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 7(c), a Participant’s payroll deductions may be decreased to 0% during any Offering Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year does not exceed the twenty-five thousand dollar ($25,000) limit described above. Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 6(b) of the Plan.

(d) Transferability of Rights. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9(a).

Section 8. Shares Reserved for Issuance Under the Plan

(a) Shares Reserved; Delivery of Stock. Subject to Section 8(b), the number of shares of Stock that are initially reserved and available for issuance pursuant to purchases by Participants under the Plan shall be equal to five hundred thousand (500,000) shares of Stock. The number of shares available for issuance under the Plan shall be increased on January 1, 2016, and on each January thereafter, by an amount equal to the lesser of (i) one percent (1%) of the number of shares of Stock issued and outstanding on each December 31 immediately prior to the date of increase, except that the amount of each such increase will be limited to the number of shares of Stock necessary to bring the total number of shares of Stock available for issuance under the Plan to two percent (2%) of the number of shares of Stock issued and outstanding on each such December 31 or (ii) 400,000 shares of Stock. Notwithstanding the foregoing, the Board or the Compensation Committee of the Board may act prior to any January 1 to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Stock than would otherwise occur pursuant to the preceding sentence.

(b) Equitable Adjustments. In the event that adjustments are made in the number of outstanding shares of Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or there occurs such other event involving the Company which in the discretion of the Committee requires adjustment hereunder, the Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price, provided that in no event shall the Option Price be reduced to an amount that is lower than the par value of a share. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

(c) Insufficient Shares. If the aggregate funds available for the purchase of Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 8(a) hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically be suspended immediately after such Exercise Date until such time when additional shares of Stock may be added to the Plan.

(d) Confirmation. Confirmation of each purchase of Stock hereunder shall be made available to the Participant in either written or electronic format as provided by Section 6(c). A record of purchases shall be maintained by appropriate entries on the books of the Company or Plan Administrator.

(e) Rights as Stockholders. The shares of Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares.

Section 9. Termination of Participation

(a) Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on the business day immediately prior to an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 6(a).

(b) Termination of Eligibility. If a Participant ceases to be eligible under Section 6(a) hereof for any reason, the dollar amount in such Participant’s Account will be refunded or distributed to the Participant. Upon termination of a Participant’s Continuous Status as an Employee during the Offering Period for any reason, including involuntary or voluntary termination, retirement or death, the payroll deductions credited to such Participant’s account (that have not been used to purchase shares of Common Stock) will be returned to such Participant or, in the case of such Participant’s death, the Participant’s designated beneficiary on file or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

Section 10. General Provisions

(a) Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

(b) No Right to Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate the employment of an Employee.

(c) Tax Matters; Interpretation. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share of Stock issued to such Participant hereunder, and such disposition occurs within the two-year period commencing on the day of the Offering Date or within the one-year period commencing on the day of the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and, thereafter, immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

The Plan is intended to comply with Section 423 of the Code and Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(d) Amendment of the Plan. The Board of Directors or the Compensation Committee of the Board may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the stockholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Stock is listed. Without limiting the foregoing, the Board or the Compensation Committee of the Board may, at any time, terminate the Plan and refund (without interest) amounts in Participant’s Accounts or shorten any ongoing or future Offering Period.

(e) Application of Funds. All funds received by the Company by reason of purchases of Stock hereunder may be used for any corporate purpose.

(f) Conditions on Issuance. The Company shall not be obligated to sell shares of Stock hereunder if the Company determines that such sale would violate any applicable law or regulation. Furthermore, the Company shall not be obliged to issue or deliver any shares until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee. In addition, notwithstanding any provision of the Plan to the contrary, the Committee may establish such special rules as the Committee determines are necessary to comply with the laws of a foreign jurisdiction with respect to citizens or residents of such foreign jurisdiction, provided that any such special rules shall comply with the requirements of Section 423 of the Code and the regulations and guidance promulgated thereunder.

(g) Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

VARONIS SYSTEMS, INC. 1250 BROADWAY, 31ST FLOOR NEW YORK, NY 10001

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M85256-P61122	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VARONIS SYSTEMS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect the two nominees for director named below to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.	☐	☐	☐

Nominees:
01) Rona Segev-Gal 02) Ofer Segev

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.

To ratify the appointment by the Audit Committee of the Board of Directors of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

						☐	☐	☐
3.	To approve the Varonis Systems, Inc. 2015 Employee Stock Purchase Plan.					☐	☐	☐
4.	To conduct any other business properly brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M85257-P61122

VARONIS SYSTEMS, INC.

Annual Meeting of Stockholders

May 5, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Yakov Faitelson and Gili Iohan, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VARONIS SYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, EDT, on May 5, 2015, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side